UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2014 (December 17, 2014)

TIER REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51293	68-0509956
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

17300 Dallas Parkway, Suite 1010, Dallas, Texas 75248
(Address of principal executive offices)
(Zip Code)

(972) 931-4300
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Credit Facility

On December 18, 2014, Tier Operating Partnership LP (“Tier OP”), the operating partnership of TIER REIT, Inc. (which may be referred to herein as the “Registrant,” the “Company,” “we,” “our” or “us”), entered into a credit agreement (the “Credit Agreement”) providing for a senior secured credit facility with total financing of up to $475 million with Wells Fargo Bank, National Association as agent and lender; JP Morgan Chase Bank, N.A. as syndication agent and lender; and the other lenders from time to time parties thereto (collectively, the “Lenders”); Wells Fargo Securities, LLC and J.P. Morgan Securities LLC as joint lead arrangers and bookrunners; and U.S. Bank National Association as documentation agent. The Credit Agreement allows Tier OP to borrow up to $250 million in a term loan facility (the “Term Loan Facility”) and up to $225 million in a revolving line of credit (the “Revolving Facility,” and together with the Term Loan Facility, the “Facility”). Prior to the occurrence of a collateral release event (discussed below), outstanding borrowings under the Facility are limited to the lesser of (i) 65% of the aggregate as-is appraised value of the pool of properties securing the Facility and (ii) a debt service coverage amount with respect to such properties.

Subject to the satisfaction of conditions set forth in the Credit Agreement, we may increase the Revolving Facility or receive additional loans under the Term Loan Facility by an additional $225 million in the aggregate. We used $59 million of the proceeds of the Revolving Facility to repay amounts outstanding under our previous credit facility and to pay costs associated with the closing of the Credit Agreement, and we currently expect to draw $125 million of the Term Loan Facility on December 31, 2014, and an additional $125 million on April 30, 2015. At closing, we had approximately $143.8 million of available borrowings under the Revolving Facility. We intend to use the Facility to repay upcoming debt maturities, to finance any future acquisitions and for general corporate purposes and have acted as a guarantor of the Facility.

The Term Loan Facility matures on December 18, 2019. The Revolving Loan Facility matures on December 18, 2018, and can be extended one additional year upon payment of an extension fee in an amount equal to 20 basis points based on the total commitment amount of the Revolving Facility and subject to certain conditions.

Loans under the Facility will bear interest at an annual rate that is equal to either, at Tier OP’s election, (1) the “base rate” (calculated as the greatest of (i) the agent’s “prime rate”; (ii) 0.5% above the Federal Funds Rate; or (iii) LIBOR for an interest period of one month plus 1.0%) plus an applicable margin ranging from 50 to 130 basis points for loans under the Revolving Facility and from 45 to 125 basis points for loans under the Term Loan Facility or (2) LIBOR plus an applicable margin ranging from 150 to 230 basis points for loans under the Revolving Facility and from 145 to 225 basis points for loans under the Term Loan Facility, with each applicable margin depending on the ratio of total indebtedness to total asset value. Following a collateral release event (discussed below), the applicable margin for “base rate” loans ranges from 40 to 120 basis points for loans under the Revolving Facility and from 35 to 115 basis points for loans under the Term Loan Facility, and for LIBOR loans ranges from 140 to 220 basis points for loans under the Revolving Facility and from 135 to 215 basis points for loans under the Term Loan Facility, with each applicable margin depending on the ratio of total indebtedness to total asset value. At closing, Tier OP chose the base rate with an applicable margin of 110 basis points as the interest rate for the initial borrowings of $59 million under the Revolving Facility. In October 2014, we entered into two interest rate swap agreements to hedge the interest rate on the $250 million of anticipated borrowings under the Term Loan Facility to manage our exposure to future interest rate movements, which will fix the average interest rate at approximately 1.69% plus the applicable margin for borrowings under the Term Facility.

Tier OP has the right to prepay any outstanding amounts of the Facility under the Credit Agreement, in whole or in part, at any time without penalty or premium upon delivery of three business days prior written notice, provided that any partial payment is in a minimum amount of $1 million.

At closing, all amounts owed under the Facility are guaranteed by us and certain subsidiaries of Tier OP, and the Facility is secured by a perfected first priority lien and security interest in a collateral pool initially consisting of the real property and improvements known as 111 Woodcrest in Cherry Hill, New Jersey; 1650 Arch Street in Philadelphia, Pennsylvania; the Colorado Building in Washington, D.C.; Three Eldridge Place in Houston, Texas; Centreport Office Center in Fort Worth, Texas; 5104 Eisenhower Boulevard in Tampa, Florida; and FOUR40 in Chicago, Illinois. Upon certification by the Company that it has met certain financial covenants for two completed quarters and satisfaction of certain other conditions in the Credit Agreement, the agent is authorized to release the liens on the collateral pool properties to effect the collateral release event.

Upon the occurrence of any “event of default,” as described below, all loans will bear interest payable on demand at a rate equal to 5% per annum above the base rate plus the applicable margin until the default is cured. In addition to Tier OP failing to pay amounts when due and breaching any of the terms of the Credit Agreement or related loan documents, events of default include, but are not limited to: (1) failure to pay when due any recourse indebtedness in excess of $10 million, non-recourse indebtedness in excess of $75 million or any derivatives contracts in excess of $10 million; (2) insolvency or bankruptcy by us, Tier OP or any of our subsidiaries to which more than 5% of our total asset value is attributable; (3) judgments against us, Tier OP or any other subsidiary in excess of $50 million; and (4) a change in control or change in management as set forth in the Credit Agreement. If an event of default occurs and is not cured within any applicable grace period, the Lenders may accelerate the maturity of all outstanding loans and terminate their obligation to make any future loans.

The Credit Agreement contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, and requires payment of certain fees, all as set forth in the Credit Agreement.

The information set forth above with respect to the Credit Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Credit Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2014.

Amendment to Agreement of Sale

On December 19, 2014, Behringer Harvard South Riverside, LLC (“Tier Seller”), an indirect, wholly owned subsidiary of the Company, entered into a Third Amendment (the “Amendment”) to the Agreement of Sale dated as of October 23, 2014, as amended (the “Agreement”), by and among Tier Seller, Tier Acquisitions, LLC, a Delaware limited liability company and an indirect subsidiary of the Company (“Tier Buyer”), RREEF America L.L.C., a Delaware limited liability company and unaffiliated third party (“RREEF Buyer”), and RREEF Sherry Lane L.P., a Texas limited partnership and unaffiliated third party (“RREEF Seller”), to set the cash portion of the purchase price for 222 South Riverside Plaza in Chicago, Illinois, as a result of adjustments for RREEF Buyer’s payment of lease obligations for the existing and new leases, completion of all alterations and repairs by RREEF Buyer, and the funding by RREEF Buyer of an escrow (“Escrow”) to complete the capital repairs necessary to satisfy the requirements of Chicago Union Station Company (“CUSCO”) contained in its estoppel letter (the “CUSCO Work”). Such adjustments for lease obligations, alterations and repairs, and the CUSCO Work in the aggregate amount of approximately $21.3 million constitute obligations that Tier Seller would have been required to pay at closing but is no longer required to pay as a result of the Amendment. We have no obligation to fund any additional amounts, and we will not be party to any contracts or agreements related to the CUSCO Work. Upon the completion of the CUSCO Work, any remaining funds in the Escrow shall be refunded to us.

The information set forth above with respect to the Amendment does not purport to be complete in scope and is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 2.4 to this Current Report on Form 8-K and incorporated herein by reference.

On December 19, 2014, Tier Buyer assigned to 5950 Sherry Property, LLC, a Delaware limited liability company and indirect, wholly-owned subsidiary of the Company, all of its rights and obligations in and to the Agreement, as amended, to the extent, but only to the extent, to which the Agreement, as amended, pertains to the 5950 Sherry Lane property in Dallas, Texas.

Item 1.02    Termination of a Material Definitive Agreement.

On December 17, 2014, Tier OP entered into an agreement with KeyBank National Association (“KeyBank”) to terminate its existing Amended and Restated Credit Agreement, dated as of December 20, 2013 (the “Previous Credit Agreement”), with KeyBank and the other lenders thereto. In connection with our entry into the new Credit Agreement described under Item 1.01 of this Current Report on Form 8-K, we repaid the approximately $55 million of borrowings outstanding under the Previous Credit Agreement with borrowings under the new Credit Agreement. We did not incur any prepayment penalties in connection with the repayment of borrowings outstanding under the Previous Credit Agreement or the termination of the Previous Credit Agreement.

Item 2.01    Completion of Acquisition or Disposition of Assets.

On December 19, 2014, Tier Seller completed the sale of 222 South Riverside Plaza, a 34-story office building containing approximately 1.2 million square feet located in Chicago, Illinois (the “222 South Riverside Property”), to an unaffiliated buyer, RREEF Buyer. The contract sales price for the 222 South Riverside Property was (1) $247 million in cash, excluding transaction costs, credits, prorations and adjustments; and (2) the conveyance by RREEF Seller to Tier Buyer of a 9-story office building with approximately 197,000 square feet located at 5950 Sherry Lane in Dallas, Texas. Such adjustments to the cash portion of the purchase price include lease obligations, alterations and repairs, and the CUSCO Work in the aggregate amount of approximately $21.3 million that Tier Seller would have been required to pay at closing but is no longer required to pay as a result of RREEF Buyer’s agreement to assume such obligations pursuant to the Amendment.

In connection with the transaction, we defeased the debt secured by the 222 South Riverside Property of approximately $193.7 million and paid defeasance costs of approximately $14.3 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01     Regulation FD Disclosure.

On December 23, 2014, we posted our 2014 Third Quarter Report Summary on our website at www.tierreit.com. A copy of the 2014 Third Quarter Report Summary, appearing as Exhibit 99.1, is furnished and not filed pursuant to Regulation FD.

Item 9.01    Financial Statements and Exhibits.

(b)     Proforma financial information.

The following unaudited pro forma condensed consolidated balance sheet of the Company at September 30, 2014, illustrates the estimated effect of the transaction described in Item 2.01 above as if it had occurred on September 30, 2014. The unaudited pro forma condensed consolidated statements of continuing operations for the nine months ended September 30, 2014, and for the years ended December 31, 2013, 2012 and 2011, illustrate the estimated effect of the transaction described in Item 2.01 above as if it had occurred on January 1, 2011, as well as the disposal of an additional property that was sold in 2014.

This pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of what the Company’s financial results would have been if the transactions reflected herein had occurred on the date set forth above or been in effect during the periods indicated. This pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements as filed on Form 10-Q for the nine months ended September 30, 2014, and on Form 10-K for the year ended December 31, 2013, with the Securities and Exchange Commission.

In our opinion, all material adjustments necessary to reflect the effects of the above transactions have been made.

TIER RIET, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2014
(in thousands, except share and per share amounts)

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if we had completed the purchase and sale transaction on September 30, 2014. This Unaudited Pro Forma Condensed Consolidated Balance Sheet should be read in conjunction with our Unaudited Pro Forma Condensed Consolidated Statements of Continuing Operations presented herein and the historical financial statements and notes thereto as filed in our quarterly report on Form 10-Q for the nine months ended September 30, 2014. This Unaudited Pro Forma Condensed Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been had we completed the purchase and sale transaction on September 30, 2014, nor does it purport to represent our future financial position.

	As Reported September 30, 2014 (a)	Pro Forma Adjustments		Pro Forma September 30, 2014
Assets
Real estate
Land	$318,058	$(29,788)	(b)	$297,755
		9,485	(c)
Buildings and improvements, net	1,690,511	(150,411)	(b)	1,589,068
		48,968	(c)
Total real estate	2,008,569	(121,746)		1,886,823

Cash and cash equivalents	923	15,987	(b)	16,910
Restricted cash	49,654	—		49,654
Accounts receivable, net	100,601	(14,479)	(b)	86,122
Prepaid expenses and other assets	8,033	(193)	(b)	7,840
Investments in unconsolidated entities	41,420	—		41,420
Deferred financing fees, net	7,130	(379)	(b)	6,751
Lease intangibles, net	121,998	(20,707)	(b)	107,838
		6,547	(c)
Other intangible assets, net	2,174	—		2,174
Total assets	$2,340,502	$(134,970)		$2,205,532

Liabilities and equity
Liabilities
Notes payable	$1,465,017	$(194,330)	(b)	$1,270,687
Accounts payable	5,543	—		5,543
Payables to related parties	1,820	—		1,820
Acquired below-market leases, net	19,618	(1,832)	(b)	19,786
		2,000	(c)
Accrued liabilities	86,174	(8,948)	(b)	77,226
Deferred tax liabilities	760	—		760
Other liabilities	20,792	(7,238)	(b)	13,554
Total liabilities	1,599,724	(210,348)		1,389,376
Commitments and contingencies
Series A Convertible Preferred Stock	2,700	—		2,700
Equity
Preferred stock, $.0001 par value per share; 17,490,000 shares authorized, none outstanding	—	—		—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, none outstanding	—	—		—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 299,264,100 shares issued and outstanding	30	—		30
Additional paid-in capital	2,647,510	—		2,647,510
Cumulative distributions and net income (loss) attributable to common stockholders	(1,910,287)	75,256	(b)	(1,835,031)
Stockholders’ equity	737,253	75,256		812,509
Noncontrolling interests	825	122	(b)	947
Total equity	738,078	75,378		813,456
Total liabilities and equity	$2,340,502	$(134,970)		$2,205,532

See accompanying Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations
For the Nine Months Ended September 30, 2014
(in thousands, except per share amounts)

The following Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is presented as if we had completed the purchase and sale transaction on January 1, 2011. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations should be read in conjunction with the historical financial statements and notes thereto as filed in our quarterly report on Form 10-Q for the nine months ended September 30, 2014. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is not necessarily indicative of what the actual results of continuing operations would have been had we completed the purchase and sale transaction on January 1, 2011, nor does it purport to represent our future operations.

	As Reported Nine Months Ended September 30, 2014 (a)	222 South Riverside Property Pro Forma Adjustments (b)	5950 Sherry Lane Property Pro Forma Adjustments (c)	Pro Forma Nine Months Ended September 30, 2014
Rental revenue	$251,220	$(24,762)	$5,128	$231,586
Expenses
Property operating expenses	82,420	(6,691)	1,192	76,921
Interest expense	62,899	(9,335)	—	53,564
Real estate taxes	38,445	(4,723)	879	34,601
Property management fees	7,597	(770)	145	6,972
Asset Impairment losses	8,225	—	—	8,225
General and administrative	13,816	—	—	13,816
Depreciation and amortization	105,298	(12,308)	2,051	95,041
Total expenses	318,700	(33,827)	4,267	289,140
Interest and other income	426	3	—	429
Income (loss) from continuing operations before income taxes, equity in operations of investments	(67,054)	9,068	861	(57,125)
Provision for income taxes	(45)	—	—	(45)
Equity in earnings of investments	1,314	—	—	1,314
Net income (loss) from continuing operations	(65,785)	9,068	861	(55,856)
Noncontrolling interests in continuing operations	108	(13)	(1)	94
Net income (loss) from continuing operations attributable to common stockholders	$(65,677)	$9,055	$860	$(55,762)
Basic and diluted weighted average common shares outstanding	299,252,457	299,252,457	299,252,457	299,252,457
Basic and diluted income (loss) from continuing operations per common share	$(0.22)	$0.03	$—	$(0.19)

See accompanying Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations
For the Year Ended December 31, 2013
(in thousands, except per share amounts)

The following Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is presented as if we had completed the purchase and sale transaction, as well as the prior disposition of a property that was sold in 2014, on January 1, 2011. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations should be read in conjunction with the historical financial statements and notes thereto as filed in our annual report on Form 10-K for the year ended December 31, 2013. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is not necessarily indicative of what the actual results of continuing operations would have been had we completed the purchase and sale transaction or other property disposition on January 1, 2011, nor does it purport to represent our future operations.

	As Reported Year Ended December 31, 2013 (a)	Prior Disposition Pro Forma Adjustments (b)	222 South Riverside Property Pro Forma Adjustments (c)	5950 Sherry Lane Property Pro Forma Adjustments (d)	Pro Forma Year Ended December 31, 2013
Rental revenue	$344,554	$(3,452)	$(34,086)	$6,811	$313,827
Expenses
Property operating expenses	107,507	(1,893)	(8,678)	1,362	98,298
Interest expense	107,122	(1,348)	(12,618)	—	93,156
Real estate taxes	51,623	(329)	(7,013)	1,075	45,356
Property management fees	10,384	(115)	(1,056)	186	9,399
General and administrative	17,322	—	—	—	17,322
Depreciation and amortization	144,854	(899)	(15,274)	3,009	131,690
Total expenses	438,812	(4,584)	(44,639)	5,632	395,221
Interest and other income	1,244	(11)	(2)	—	1,231
Loss on early extinguishment of debt	(1,605)	—	—	—	(1,605)
Income (loss) from continuing operations before income taxes, equity in operations of investments and gain on sale or transfer of assets	(94,619)	1,121	10,551	1,179	(81,768)
Provision for income taxes	(518)	—	—	—	(518)
Equity in earnings of investments	24,547	—	—	—	24,547
Income (loss) from continuing operations before gain on sale or transfer of assets	(70,590)	1,121	10,551	1,179	(57,739)
Gain on sale or transfer of assets	16,102	—	—	—	16,102
Net income (loss) from continuing operations	(54,488)	1,121	10,551	1,179	(41,637)
Noncontrolling interests in continuing operations	80	(2)	(15)	(2)	61
Net income (loss) from continuing operations attributable to common stockholders	$(54,408)	$1,119	$10,536	$1,177	$(41,576)
Basic and diluted weighted average common shares outstanding	299,191,861	299,191,861	299,191,861	299,191,861	299,191,861
Basic and diluted income (loss) from continuing operations per common share	$(0.18)	$—	$0.04	$—	$(0.14)

See accompanying Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations
For the Year Ended December 31, 2012
(in thousands, except per share amounts)

The following Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is presented as if we had completed the purchase and sale transaction, as well as the prior disposition of a property that was sold in 2014, on January 1, 2011. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations should be read in conjunction with the historical financial statements and notes thereto as filed in our annual report on Form 10-K for the year ended December 31, 2013. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is not necessarily indicative of what the actual results of continuing operations would have been had we completed the purchase and sale transaction or other property disposition on January 1, 2011, nor does it purport to represent our future operations.

	As Reported Year Ended December 31, 2012 (a)	Prior Disposition Pro Forma Adjustments (b)	222 South Riverside Property Pro Forma Adjustments (c)	5950 Sherry Lane Property Pro Forma Adjustments (d)	Pro Forma Year Ended December 31, 2012
Rental revenue	$352,529	$(3,435)	$(33,296)	$6,741	$322,539
Expenses
Property operating expenses	106,270	(1,783)	(7,982)	1,415	97,920
Interest expense	118,545	(1,374)	(12,800)	—	104,371
Real estate taxes	50,378	(736)	(7,008)	1,056	43,690
Property management fees	10,453	(106)	(909)	184	9,622
Asset management fees	7,951	(81)	(730)	—	7,140
Asset impairment losses	84,536	(12,481)	—	—	72,055
General and administrative	15,480	—	—	—	15,480
Depreciation and amortization	153,138	(1,201)	(15,169)	3,437	140,205
Total expenses	546,751	(17,762)	(44,598)	6,092	490,483
Interest and other income	942	—	2	—	944
Gain on troubled debt restructuring	201	—	—	—	201
Income (loss) from continuing operations before income taxes, equity in operations of investments and gain on sale or transfer of assets	(193,079)	14,327	11,304	649	(166,799)
Provision from income taxes	(60)	—	—	—	(60)
Equity in earnings of investments	1,725	—	—	—	1,725
Income (loss) from continuing operations before gain on sale or transfer of assets	(191,414)	14,327	11,304	649	(165,134)
Gain on sale or transfer of assets	8,083	—	—	—	8,083
Net income (loss) from continuing operations	(183,331)	14,327	11,304	649	(157,051)
Noncontrolling interests in continuing operations	268	(21)	(16)	(1)	230
Net income (loss) from continuing operations attributable to common stockholders	$(183,063)	$14,306	$11,288	$648	$(156,821)
Basic and diluted weighted average common shares outstanding	298,372,324	298,372,324	298,372,324	298,372,324	298,372,324
Basic and diluted income (loss) from continuing operations per common share	$(0.61)	$0.04	$0.04	$—	$(0.53)

See accompanying Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations
For the Year Ended December 31, 2011
(in thousands, except per share amounts)

The following Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is presented as if we had completed the purchase and sale transaction, as well as the prior disposition of a property that was sold in 2014, on January 1, 2011. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations should be read in conjunction with the historical financial statements and notes thereto as filed in our annual report on Form 10-K for the year ended December 31, 2013. This Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations is not necessarily indicative of what the actual results of continuing operations would have been had we completed the purchase and sale transaction or other property disposition on January 1, 2011, nor does it purport to represent our future operations.

	As Reported Year Ended December 31, 2011 (a)	Prior Disposition Pro Forma Adjustments (b)	222 South Riverside Property Pro Forma Adjustments (c)	5950 Sherry Lane Property Pro Forma Adjustments (d)	Pro Forma Year Ended December 31, 2011
Rental revenue	$368,007	$(3,240)	$(34,529)	$6,516	$336,754
Expenses
Property operating expenses	109,961	(1,751)	(8,532)	1,484	101,162
Interest expense	112,222	(1,393)	(12,889)	—	97,940
Real estate taxes	48,102	(540)	(6,417)	943	42,088
Property management fees	10,916	(103)	(1,032)	162	9,943
Asset management fees	14,521	(142)	(1,273)	—	13,106
Asset impairment losses	27,370	—	—	—	27,370
General and administrative	10,828	—	—	—	10,828
Depreciation and amortization	165,137	(1,844)	(16,779)	3,756	150,270
Total expenses	499,057	(5,773)	(46,922)	6,345	452,707
Interest and other income	1,078	—	1	—	1,079
Gain on troubled debt restructuring	1,008	—	—	—	1,008
Income (loss) from continuing operations before income taxes, equity in operations of investments and gain on sale or transfer of assets	(128,964)	2,533	12,394	171	(113,866)
Benefit for income taxes	615	—	—	—	615
Equity in losses of investments	(2,302)	—	—	—	(2,302)
Income (loss) from continuing operations before gain on sale or transfer of assets	(130,651)	2,533	12,394	171	(115,553)
Gain on sale or transfer of assets	1,385	—	—	—	1,385
Net income (loss) from continuing operations	(129,266)	2,533	12,394	171	(114,168)
Noncontrolling interests in continuing operations	312	(4)	(18)	—	290
Net income (loss) from continuing operations attributable to common stockholders	$(128,954)	$2,529	$12,376	$171	$(113,878)
Basic and diluted weighted average common shares outstanding	296,351,253	296,351,253	296,351,253	296,351,253	296,351,253
Basic and diluted income (loss) from continuing operations per common share	$(0.43)	$0.01	$0.04	$—	$(0.38)

See accompanying Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements.

TIER REIT, Inc.
Unaudited Notes to Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2014.

a.	Reflects our historical condensed consolidated balance sheet as of September 30, 2014.

b.
Reflects the sale and the elimination of assets and liabilities of the 222 South Riverside Property, and includes the retirement of the associated property debt that had a balance of $194.3 million at September 30, 2014, and the related unamortized deferred financing fees, and the receipt of estimated net cash proceeds of $16.0 million.

c.
Reflects the addition of assets and liabilities acquired through the conveyance of 5950 Sherry Lane to the Company. We have preliminarily allocated a net purchase price of $63.0 million to the assets and liabilities listed below, and estimated useful lives of the tangible and intangible assets and liabilities listed below (dollar amounts in thousands):

Description	Allocation	Estimated Useful Life
Land	$9,485
Building and improvements	48,968	25 years
Lease intangibles	6,547	2 months - 97 months
Acquired below-market leases	(2,000)	2 months - 97 months
Total	$63,000

Upon the acquisition of real estate properties, we recognize the assets acquired, the liabilities assumed, and any noncontrolling interest as of the acquisition date, measured at their fair values.  The acquisition date is the date on which we obtain control of the real estate property.  The assets acquired and liabilities assumed may consist of land, inclusive of associated rights, buildings, assumed debt, identified intangible assets and liabilities and asset retirement obligations.  Identified intangible assets generally consist of above-market leases, in-place leases, in-place tenant improvements, in-place leasing commissions and tenant relationships.  Identified intangible liabilities generally consist of below-market leases.  Goodwill is recognized as of the acquisition date and measured as the aggregate fair value of the consideration transferred and any noncontrolling interests in the acquiree over the fair value of the identifiable net assets acquired.  Likewise, a bargain purchase gain is recognized in current earnings when the aggregate fair value of the consideration transferred and any noncontrolling interests in the acquiree is less than the fair value of the identifiable net assets acquired.  Acquisition-related costs are expensed in the period incurred.  Initial valuations are subject to change until our information is finalized, which is no later than twelve months from the acquisition date.

The fair value of the tangible assets acquired, consisting of land and buildings, is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and buildings.  Land values are derived from appraisals, and building values are calculated as replacement cost less depreciation or management’s estimates of the fair value of these assets using discounted cash flow analyses or similar methods believed to be used by market participants.  The value of buildings is depreciated over the estimated useful life of 25 years using the straight-line method.

We determine the value of above-market and below-market leases for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) management’s estimate of current market lease rates for the corresponding in-place leases, measured over a period equal to (a) the remaining non-cancelable lease term for above-market leases, or (b) the remaining non-cancelable lease term plus any below-market fixed rate renewal options that, based on a qualitative assessment of several factors, including the financial condition of the lessee, the business conditions in the industry in which the lessee operates, the economic conditions in the area in which the property is located, and the ability of the lessee to sublease the property during the renewal term, are reasonably assured to be exercised by the lessee for below-market leases.  We record the fair value of above-market and below-market leases as intangible assets or intangible liabilities, respectively, and amortize them as an adjustment to rental income over the determined lease term.
The total value of identified real estate intangible assets acquired is further allocated to in-place leases, in-place tenant improvements, in-place leasing commissions and tenant relationships based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant.  The aggregate value for tenant improvements and leasing commissions is based on estimates of these costs incurred at inception of the acquired leases, amortized through the date of acquisition.  The aggregate value of in-place leases acquired and tenant relationships is determined by applying a fair value model.  The estimates of fair value of in-place leases include an estimate of carrying costs during the expected lease-up periods for the respective spaces considering current market conditions.  In estimating the carrying costs that would have otherwise been incurred had the leases not been in place, we include such items as real estate taxes, insurance and other operating expenses as well as lost rental revenue during the expected lease-up period based on current market conditions.  The estimates of the fair value of tenant relationships also include costs to execute similar leases including leasing commissions, legal fees and tenant improvements as well as an estimate of the likelihood of renewal as determined by management on a tenant-by-tenant basis. We amortize the value of in-place leases, in-place tenant improvements and in-place leasing commissions to expense over the initial term of the respective leases.  The tenant relationship values are amortized to expense over the initial term and any anticipated renewal periods, but in no event does the amortization period for intangible assets or liabilities exceed the remaining depreciable life of the building.  Should a tenant terminate its lease, the unamortized portion of the acquired intangibles related to that tenant would be charged to expense.

Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations for the nine months ended September 30, 2014

a.     Reflects our historical continuing operations for the nine months ended September 30, 2014.

b.
Reflects the pro forma adjustment to eliminate the historical operating results for the disposition of the 222 South Riverside Property and the interest expense associated with the debt that was retired in connection with the disposition of this property.

c.
Reflects the pro forma adjustment to include the operating results for the conveyance of 5950 Sherry Lane. These amounts were prepared using unaudited historical information provided to us and adjusted for certain items as if the transaction had occurred on January 1, 2011. The adjustments to the historical information provided to us primarily relate to straight-line rental revenue and depreciation and amortization expense. We have utilized an estimated useful life of 25 years for building and improvements and the estimated remaining life of the related lease for acquired lease intangibles, including above- and below- market leases, which ranges from two months to 97 months, to estimate depreciation and amortization expense. Property management fees were adjusted to reflect the contractual management fee with HPT Management Services, LLC for a fee of 3% of gross revenue, as defined by the property management agreement.

Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations for the year ended December 31, 2013

a.	Reflects our historical continuing operations for the year ended December 31, 2013.

b.
Reflects the pro forma adjustments to eliminate the historical operating results for City Hall Plaza and the interest expense associated with the debt that was retired in connection with the disposition of this property. City Hall Plaza was sold on September 16, 2014.

c.
Reflects the pro forma adjustment to eliminate the historical operating results for the disposition of the 222 South Riverside Property and the interest expense associated with the debt that was retired in connection with the disposition of this property.

d.
Reflects the pro forma adjustment to include the operating results for the conveyance of 5950 Sherry Lane. These amounts were prepared using unaudited historical information provided to us and adjusted for certain items as if the transaction had occurred on January 1, 2011. The adjustments to the historical information provided to us primarily relate to straight-line rental revenue and depreciation and amortization expense. We have utilized an estimated useful life of 25 years for building and improvements and the estimated remaining life of the related lease for acquired lease intangibles, including above- and below- market leases, which ranges from two months to 97 months, to estimate depreciation and amortization expense. Property management fees were adjusted to reflect the contractual management fee with HPT Management Services, LLC for a fee of 3% of gross revenue, as defined by the property management agreement.

Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations for the year ended December 31, 2012

a.	Reflects our historical continuing operations for the year ended December 31, 2012.

b.
Reflects the pro forma adjustments to eliminate the historical operating results for City Hall Plaza and the interest expense associated with the debt that was retired in connection with the disposition of this property. City Hall Plaza was sold on September 16, 2014.

c.
Reflects the pro forma adjustment to eliminate the historical operating results for the disposition of the 222 South Riverside Property and the interest expense associated with the debt that was retired in connection with the disposition of this property.

d.
Reflects the pro forma adjustment to include the operating results for the conveyance of 5950 Sherry Lane. These amounts were prepared using unaudited historical information provided to us and adjusted for certain items as if the transaction had occurred on January 1, 2011. The adjustments to the historical information provided to us primarily relate to straight-line rental revenue and depreciation and amortization expense. We have utilized an estimated useful life of 25 years for building and improvements and the estimated remaining life of the related lease for acquired lease intangibles, including above- and below- market leases, which ranges from two months to 97 months, to estimate depreciation and amortization expense. Property management fees were adjusted to reflect the contractual management fee with HPT Management Services, LLC for a fee of 3% of gross revenue, as defined by the property management agreement.

Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations for the year ended December 31, 2011

a.	Reflects our historical continuing operations for the year ended December 31, 2011.

b.
Reflects the pro forma adjustments to eliminate the historical operating results for City Hall Plaza and the interest expense associated with the debt that was retired in connection with the disposition of this property. City Hall Plaza was sold on September 16, 2014.

c.
Reflects the pro forma adjustment to eliminate the historical operating results for the disposition of the 222 South Riverside Property and the interest expense associated with the debt that was retired in connection with the disposition of this property.

d.
Reflects the pro forma adjustment to include the operating results for the conveyance of 5950 Sherry Lane. These amounts were prepared using unaudited historical information provided to us and adjusted for certain items as if the transaction had occurred on January 1, 2011. The adjustments to the historical information provided to us primarily relate to straight-line rental revenue and depreciation and amortization expense. We have utilized an estimated useful life of 25 years for building and improvements and the estimated remaining life of the related lease for acquired lease intangibles, including above- and below- market leases, which which ranges from two months to 97 months, to estimate depreciation and amortization expense. Property management fees were adjusted to reflect the contractual management fee with HPT Management Services, LLC for a fee of 3% of gross revenue, as defined by the property management agreement.

*****

(d)                                 Exhibits.

2.1	Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated October 23, 2014
2.2	Amendment to Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated November 3, 2014
2.3	Second Amendment to Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated December 3, 2014
2.4	Third Amendment to Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated December 19, 2014
99.1	2014 Third Quarter Report Summary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER REIT, INC.
Dated: December 23, 2014	By:	/s/ Telisa Webb Schelin
Telisa Webb Schelin
Senior Vice President - Legal, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
2.1	Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated October 23, 2014
2.2	Amendment to Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated November 3, 2014
2.3	Second Amendment to Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated December 3, 2014
2.4	Third Amendment to Agreement of Sale by and among Behringer Harvard South Riverside, LLC, Tier Acquisitions, LLC, RREEF America, L.L.C., and RREEF Sherry Lane L.P., dated December 19, 2014
99.1	2014 Third Quarter Report Summary